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                                                                EXHIBIT 21.1

Direct Subsidiaries of the Company (Delaware)

1.       Cosmar Corporation (Delaware)
2.       Renaissance Guarantor, Inc. (Delaware)


Direct Subsidiaries of Cosmar Corporation

1.       Dana Perfumes Corp. (Delaware)
2.       Great American Cosmetics, Inc. (New York)


Direct Subsidiaries of Dana Perfumes Corp.

1.       Marcafin S.A. (Switzerland)
2.       Estalvi S.A. (Switzerland)
3.       Financiera de Perfumeria S.A. (Panama)
4.       Perfumes Dana S.A.I.C. (Argentina)
5.       Perfumes Dana do Brasil, S.A. (Brazil)
6.       Dana Sociedad Anonima (Spain)
7.       Starrate Investment (Pty), Ltd. (South Africa)
8.       Dana U.K. Limited (U.K.)
9.       MEM Company, Inc. (New York)
10.      Houbigant (1995) Limited (Canada)
11.      RSH 149 S.A.R.L. (France)


Direct Subsidiaries of Estalvi S.A.

1.       C.O.M.I.N.S.A. (Panama)
2.       Parfums Dana Export Corp. (New York)


Direct Subsidiary of C.O.M.I.N.S.A.

1.       Perfumes and Cosmetics Importers, Inc. (Puerto Rico)


Direct Subsidiary of Financiera de Perfumeria S.A.

1.       Dana Perfumes (Canada) Limited (Canada)


Direct Subsidiaries of MEM Company, Inc.

1.       Aristocrat Leather Products, Inc. (New Jersey)
2.       English Leather, Inc. (New Jersey)
3.       Marton Freres, Inc. (New York)
4.       MEM Company (Canada) Ltd. (Canada)
5.       Victor of Milano, Ltd. (Pennsylvania)
6.       MEM International, Ltd. (New Jersey)
7.       Rosemint Cosmetics Company, Inc. (New Jersey)
8.       Tom Fields (France) S.A.R.L. (France)
9.       St. Thomas Leatherworks Limited (Jamaica)
10.      Alliance Trading Co., Inc. (Puerto Rico)
11.      Tom Fields (U.K.) Ltd. (U.K.)
12.      Tom Fields, Ltd. (New York)
13.      St. Thomas Holdings Inc. (Delaware)